EXHIBIT 10.20

SIXTH AMENDMENT TO LEASE
ZENDESK, INC.

This Sixth Amendment to Lease (this "Amendment") is made as of the th day of January 25, 2019 (the "Effective Date") by and between ASB 989 MARKET, LLC, a Delaware limited liability company ("Landlord"), and ZENDESK, INC., a Delaware corporation ("Tenant").

Background

Reference is made to an Office Lease dated April 29, 2011, and that certain Addendum to Office Lease attached thereto (collectively, the "Office Lease"), which lease has been amended by that certain First Amendment to Lease dated June 28, 2011 (the "First Amendment"), that certain Second Amendment to Lease entered into as of August 11, 2011 (the "Second Amendment"), that certain Third Amendment to Lease entered into as of September 11, 2013 (the "Third Amendment"), that certain Fourth Amendment to Lease dated as of January 19, 2017 (the "Fourth Amendment"), and that certain Fifth Amendment to Lease dated August 2, 2017 (the "Fifth Amendment") (the Office Lease, as so amended, being referred to herein as the "Original Lease") between Landlord, as successor-in-interest to HMC Mid-Market Ventures LLC, and Tenant for certain premises containing a total of 86,701 rentable square feet ("RSF") consisting of the entire second floor (17,588 RSF), third floor (17,303 RSF), fourth floor (17,290 RSF), fifth floor (17,298 RSF) and sixth floor (17,222 RSF) of the building located at 989 Market Street, San Francisco, California. Tenant also leases certain storage space pursuant to the terms of the Fourth Amendment and the Fifth Amendment. Capitalized terms used and not otherwise defined in this Amendment shall have the meanings ascribed to them in the Original Lease.

Landlord and Tenant desire to enter into this Amendment to clarify certain matters with respect to Fifth Amendment and extend the Lease Term with respect to certain portions of the Premises on the terms more particularly set forth in this Amendment. All references to the "Lease" shall mean the Original Lease as amended by this Amendment.

Agreement

FOR VALUE RECEIVED, Landlord and Tenant agree as follows:

1.    Floors 4-6 Lease Term.

(a)    4-6 Term Dates. The Lease Term for the 51,810 RSF of space consisting of the entire fourth (4th) (17,290 RSF), fifth (5th) (17,298 RSF) and sixth (6th) (17,222 RSF) floors of the Building (such space defined as the "Added Premises" in the Fifth Amendment, and defined herein for purposes of this Amendment as "Floors 4-6") commenced on August 1, 2018, for a term of sixty-three (63) full calendar months with an Expiration Date of October 31, 2023. The Lease Term for Floors 4-6 is defined as the "Expansion Term" in the Fifth Amendment and shall be defined herein for this Amendment as the "4-6 Term."

(b)    4-6 Term Renewal Option. Tenant has one (1) option to extend the 4-6 Term to an Expiration Date of June 30, 2027, pursuant to Section 6 of the Fifth Amendment.

(c)    4-6 Term Base Year; Tenant’s Pro Rata Share. The Base Year for Floors 4-6 is calendar year 2018 and for purposes of calculating Tenant’s Pro Rata Share for Shared Expenses, Tenant’s Pro Rata Share for Floors 4-6 is 46.39% (i.e., 51,810/111,682).

(d)    4-6 Term Base Rent. During the 4-6 Term, Tenant shall pay monthly installments of Base Rent with respect to Floors 4-6 as follows:

4-6 Term	Annual Base Rent	Monthly Base Rent	Rate per RSF (51,810 RSF)
August 1, 2018 through July 31, 2019	$3,782,130.00	$315,177.50	$73.00
August 1, 2019 through July 31, 2020	$3,895,593.90	$324,632.83	$75.19
August 1, 2020 through July 31, 2021	$4,012,684.50	$334,390.38	$77.45
August 1, 2021 through July 31, 2022	$4,132,883.70	$344,406.98	$79.77
August 1, 2022 through July 31, 2023	$4,256,709.60	$354,725.80	$82.16
August 1, 2023 through October 31, 2023	$4,384,680.30 (portion)	$365,390.03	$84.63

2.    Floors 2-3 Lease Term.

(a)    2-3 Term Extension. Upon the expiration of the current Lease Term with respect to 34,891 RSF of space consisting of the entire second (17,588 RSF) and third (17,303 RSF) floors of the Building (such space defined as the "Existing Premises" in the Fifth Amendment, and defined herein for purposes of this Amendment as "Floors 2-3"), commencing on November 1, 2019 ("2-3 Extended Term Commencement Date"), the Lease Term for Floors 2-3 shall be extended for an additional period of forty-two (42) full calendar months (the "2-3 Extended Term"), expiring as of April 30, 2023, such extension to be on the same terms as set forth in the Original Lease, except as modified by this Amendment.

(b)    2-3 Extended Term Base Rent. During the 2-3 Extended Term, Tenant shall pay monthly installments of Base Rent with respect to Floors 2-3 as follows:

2-3 Extended Term	Annual Base Rent	Monthly Base Rent	Rate per RSF (34,891 RSF)
November 1, 2019 through October 31, 2020	$2,756,389.00	$229,699.08	$79.00
November 1, 2020 through October 31, 2021	$2,839,080.67	$236,590.06	$81.37
November 1, 2021 through October 31, 2022	$2,924,253.09	$243,687.76	$83.81
November 1, 2022 through April 30, 2023	$3,011,980.68 (portion)	$250,998.39	$86.33

(c)    As-Is. Upon the 2-3 Extended Term Commencement Date, Floors 2-3 shall be leased in their "as-is" condition without representation or warranty by Landlord, and Landlord shall not be required to perform any work in connection with Tenant’s occupancy of Floors 2-3 during the 2-3 Extended Term, subject to any of Landlord’s ongoing obligations of maintenance and repair pursuant to the Original Lease which shall continue in full force and effect during the 2-3 Extended Term.

(d)    2-3 Extended Term Renewal Option. Tenant has exercised its First Renewal Term (as defined in the Third Amendment), as evidenced by this Amendment. Tenant has one (1) option to extend the 2-3 Extended Term for an additional period of fifty (50) months, commencing on May 1, 2023 and expiring on June 30, 2027, pursuant to Section 6(b) of the Third Amendment.

(e)    2-3 Extended Term Base Year. Subject to Section 3 of this Amendment, Tenant shall continue to pay Tenant’s Pro Rata Share of Shared Expenses as a component of Additional Rent pursuant to the Original Lease, except that from and after the 2-3 Extended Term Commencement Date, the Base Year for Floors 2-3 shall mean calendar year 2019. For purposes of calculating Tenant’s Pro Rata Share for Shared Expenses, Tenant’s Pro Rata Share for Floors 2-3 is 31.24% (i.e., 34,891/111,682).

(f)    Tenant Improvements; Tenant Improvement Allowance. Provided Tenant is not in default under the Lease beyond any applicable notice and cure periods, Tenant shall be entitled to a tenant improvement allowance (the "2-3 Tenant Improvement Allowance") in the amount of up to, but not exceeding Ten Dollars ($10.00) per RSF of Floors 2-3 (i.e., up to Three Hundred Forty-Eight Thousand Nine Hundred Ten Dollars ($348,910.00)), for the costs incurred in connection with any Alterations performed by Tenant to Floors 2-3 at any time after the Effective Date (the "2-3 Tenant Improvement Costs"). Tenant may only use the 2-3 Tenant Improvement Allowance for Allowance Items (as defined in Section 4(b)(iii) of the Third Amendment) related to 2-3 Tenant Improvement Costs. For the avoidance of doubt, all work done by or on behalf of Tenant in connection with any Alterations shall be in accordance with the Lease, including, without limitation, Section 10.4 of the Office Lease, Section 4(d) of the Fifth Amendment and Section 2(f) of this Amendment.

(i)    Except as modified by this Section 2(f)(i), disbursements of the 2-3 Tenant Improvement Allowance shall be made in accordance with Section 4(c) of the Third Amendment, and the provisions thereof dealing with the Allowance (as defined under Section 4(b)(i) of the Third Amendment) shall be deemed to be applicable to the 2-3 Tenant Improvement Allowance for purposes of this Amendment. In addition to the disbursement requirements of Section 4(c) of the Third Amendment, Tenant shall provide to Landlord certifications that the work has been completed in accordance with Landlord’s contractor selection and payment policy as set forth in Section 4(d) of the Fifth Amendment. All 2-3 Tenant Improvement Costs in excess of the 2-3 Tenant Improvement Allowance shall be paid by Tenant without reimbursement by Landlord.

(ii)    If Tenant has not used the entire amount of the 2-3 Tenant Improvement Allowance prior to the first (1st) anniversary of the 2-3 Extended Term Commencement Date in accordance with this Section 2(f), then any unused portion of the 2-3 Tenant Improvement Allowance that Tenant is entitled to use, up to but not in excess of the Converted Allowance Cap (defined below), shall automatically be credited against the monthly installment(s) of Base Rent next due and payable to Landlord under the Lease until exhausted. As used herein, "Converted Allowance Cap" shall mean One Hundred Fifteen Thousand One Hundred Forty Dollars ($115,140.00). Tenant shall have no right to, and Landlord shall have no obligation to fund, any 2-3 Tenant Improvement Allowance not properly requisitioned by Tenant on or before the first (1st) anniversary of the 2-3 Extended Term Commencement Date or applied towards Base Rent in accordance with this Section 2(f).

3.    Real Estate Taxes. For the avoidance of doubt, Tenant shall be responsible for Tenant’s Pro Rata Share of the Early Childcare and Education Commercial Rents Tax (passed in the City of San Francisco on June 5, 2018, as "Proposition C") (the "Commercial Rents Tax"). Notwithstanding anything in the Lease to the contrary, Tenant shall pay to Landlord as a component of Additional Rent Tenant’s Pro Rata Share of the Commercial Rents Tax for any calendar year (including the Base Year and any Commercial Rents Tax paid by Landlord during the Base Year shall not be included in the calculation of Real Estate Taxes for the Base Year) in which such tax is imposed upon Landlord by the City of San Francisco.

4.    Storage Locker; Suite B3. Upon the expiration of the Lease Term for the Storage Locker and Suite B3, commencing on November 1, 2019 ("Storage Extended Term Commencement Date"), the Lease Term for the Storage Locker and Suite B3 shall be extended to coincide with the 4-6 Term, such extension to be on the same terms as set forth in the Original Lease, except as modified by this Amendment. Upon the Storage Extended Term Commencement Date, the Storage Locker and Suite B3 shall be leased in their "as-is" condition without representation or warranty by Landlord, and Landlord shall not be required to perform any work in connection with Tenant’s use or occupancy of the Storage Locker and Suite B3; provided however, the foregoing will not be interpreted to diminish Landlord’s ongoing repair and maintenance obligations as set for in the Original Lease.

5.    Letter of Credit Security Deposit. No additional security deposit shall be required in connection with this Amendment.

6.    Brokerage. Each party hereto represents and warrants to the other that it has had no dealings with any broker or agent in connection with this Amendment, except for Sansome Street Advisors and Newmark Cornish & Carey. Each Party hereto covenants to defend (by counsel reasonably acceptable to the other party), pay, hold harmless and indemnify the other party from and against any and all costs, expense or liability for any compensation, commissions, and charges claimed by any broker or agent, with respect to this Amendment or the negotiation thereof arising from a breach of the foregoing warranty. Landlord shall pay all commissions due to Sansome Street Advisors and Newmark Cornish & Carey in connection with this Amendment pursuant to a separate written agreement.

7.    Definitions. References to "Lease Term" in the Original Lease shall be deemed to include the current Lease Term for Floors 2-3, the 2-3 Extended Term and the 4-6 Term. References to "Premises" in the Original Lease shall be deemed to include Floors 2-3, Floors 4-6, the Storage Locker and Suite B3, each for the applicable Lease Term. References to "Base Year" in the Original Lease shall be deemed to mean the Base Year for Floors 2-3 and the Base Year for Floors 4-6, as applicable. References to "Tenant’s Pro-Rata Share" in the Original Lease shall be deemed to mean Tenant’s Pro-Rata Share for Floors 2-3 and Tenant’s Pro-Rata Share for Floors 4-6, as applicable. References to "Base Rent" in the Original Lease shall be deemed to mean Base Rent for Floors 2-3 and Base Rent for Floors 4-6, as applicable.

8.    Ratification. Except as set forth herein, the terms and provisions of the Original Lease are hereby ratified and confirmed. In the event of any conflict or inconsistency between the provisions of the Original Lease and the provisions of this Amendment, the provisions of this Amendment shall control. Tenant hereby warrants and represents that, to the best of its knowledge (a) as of the Effective Date the parties have complied with all of the terms and conditions of the Original Lease, (b) Tenant has no current rights to any credit, claim, cause of action, offset or similar charge against Landlord or the Base Rent existing as of the Effective Date, except as specifically set forth in the Fifth Amendment with respect to the TI Allowance and this Amendment with respect to the 2-3 Tenant Improvement Allowance, and (c) without Landlord’s prior written consent there have been no assignees, sublessees or transferees of the Original Lease, or any person or firm occupying or having the right in the future to occupy the Premises, or any part thereof, except Tenant. Landlord hereby warrants and represents that, to the best of its knowledge, as of the Effective Date, the parties have complied with all of the terms and conditions of the Original Lease.

9.    Miscellaneous. The recitals set forth above in this Amendment are hereby incorporated by this reference. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective beneficiaries, successors and assigns. This Amendment shall be construed and enforced in accordance with, and governed by, the laws of the State of California. Each party has cooperated in the drafting and preparation of this Amendment and, therefore, in any construction to be made of this Amendment, the same shall not be construed against either party. This Amendment may be executed in counterparts, and when both Landlord and Tenant have signed and delivered at least one such counterpart, each counterpart shall be deemed an original, and, when taken together with other signed counterparts, shall constitute one Amendment, which shall be binding upon and effective as to Landlord and Tenant. This Amendment may be executed in "pdf’ format and each party has the right to rely upon a pdf counterpart of this Amendment signed by the other party to the same extent as if such party had received an original counterpart. In case any one or more of the provisions contained in this Amendment shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Amendment, and this Amendment shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

[signature page follows]

IN WITNESS WHEREOF, this Amendment has been executed as of the Effective Date.

LANDLORD:

ASB 989 MARKET, LLC,
a Delaware limited liability company

By: /s/ David Quigley
Name: David Quigley
Title: Senior Vice President

TENANT:

ZENDESK, INC.,
a Delaware corporation

By: /s/ Elena Gomez
Name: Elena Gomez
Title: Chief Financial Officer